EXHIBIT 3.(i)


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           SAZTEC INTERNATIONAL, INC.



         Pursuant to Section 905 the General Corporation Law of the State of California, Gary N. Abernathy and Kent L. Meyer, President and Secretary of Saztec International, Inc., a California corporation, hereby certify as follows:

         1. That Gary N. Abernathy is the President and Kent L. Meyer is the Secretary of Saztec International, Inc., a California corporation (the "Corporation").

         2. That on April 30, 1997, pursuant to Section 902 of the General Corporation Law of the State of California, the Board of Directors of the Corporation duly adopted the following resolution, declared its advisability and directed its submission to the stockholders for consideration and approval:

         WHEREAS, the Board of Directors of the Corporation have decided that it is in the best interests of the Corporation to effect a reverse stock split of the common stock of the Corporation and, in conjunction therewith, an increase in the authorized number of shares of common stock of the Corporation;

         NOW, THEREFORE, BE IT RESOLVED, that the Articles of Incorporation of the corporation shall be amended by deleting the present Article FOURTH thereof in its entirety, and inserting in its place a new Article FOURTH as follows:

         "FOURTH: (a) Upon the effectiveness of this amendment each of the issued and outstanding shares of common stock of the Corporation shall be, and hereby is, automatically reclassified as and converted into shares of common stock of the Corporation on the basis of one (1) share of newly issued common stock for each four (4) shares of common stock held by the Corporation's shareholders prior to the filing of this amendment. Any fractional shares created by this 1-for-4 reverse stock split shall be canceled and paid in cash to the shareholder upon the issuance of the shareholder's stock certificate, calculated in accordance with the closing trading price for the Corporation's common stock on the date this amendment is filed.

                 (b) The Corporation shall have authority to issue two classes of stock, 1,000,000 shares of preferred stock ("Preferred Stock"), and 10,000,000 shares of common stock ("Common Stock").

                 (c) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly-unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

         FURTHER RESOLVED, that the proposed amendment to Article FOURTH of the Corporation's Articles of Incorporation be submitted to a vote or consent of the shareholders of the Corporation in accordance with Sections 601 and 603 of the California General Corporation Law;


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         FURTHER RESOLVED, that the Board of Directors recommends to the shareholders that they vote or consent in favor of the proposed amendment;

         FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to prepare a Consent Solicitation Statement for the solicitation of consents in favor of the proposed amendment to Article FOURTH of the Corporation's Articles of Incorporation in accordance with Sections 601 and 603 of the California General Corporation Law, to file the Consent Solicitation Statement and any other solicitation materials with the Securities and Exchange Commission, and to take such other actions and to prepare and file such other consents, notices, filings and certificates as may be necessary or desirable in the judgment of any officer of the Corporation to effectuate the consent solicitation and to obtain approval of the shareholders of the proposed amendment.

         3. The foregoing amendment to the Articles of Incorporation of the Corporation has been approved by the required vote of the outstanding shares of the Corporation, pursuant to the shareholder consent solicitation described in the foregoing resolutions, in accordance with Section 903 of the General Corporation Law of the State of California.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct.

         This Certificate of Amendment was executed this 24 day of October, 1997.


                                     /s/ GARY N. ABERNATHY
                                    ----------------------------
                                    Gary N. Abernathy, President




 ATTEST:

/s/ KENT L. MEYER
-------------------------
 Kent L. Meyer, Secretary